UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2015

Blue Earth, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-148346 (Commission File Number)	98-0531496 (IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (702) 263-1808

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

Blue Earth, Inc. (the “Company”) previously announced on August 17, 2015 that all technology assets of Blue Earth Energy Power Solutions LLC (“EPS”) and Blue Earth Power Performance Solutions, Inc. (“PPS”), as well as Blue Earth’s rights to all PowerGenix Systems Inc. (“PowerGenix”) intellectual property and its approximate 24.4% equity position in PowerGenix are being transferred to EnSite Power, Inc. (“EnSite”).  EnSite was formed on July 2, 2015 to facilitate and expedite the commercialization of Blue Earth’s two proprietary technologies:  UPStealth®, nickel zinc-based battery backup system and the Peak Power® energy management system.  Johnny R. Thomas resigned, effective September 1, 2015, as Chief Executive Officer and a director of Blue Earth to devote his full time as Chief Executive Officer and a director of EnSite.

On August 31, 2015 the Board of Directors of Blue Earth authorized the execution of two Contribution Agreements with EnSite.  The Contribution Agreements ratified and confirmed the issuance of an aggregate of 20,250,000 shares of common stock of EnSite to Blue Earth upon formation of this subsidiary.  As of this date, Blue Earth owns 96.43% of the 21,000,000 shares issued and outstanding, while management and/or other assignees (for estate planning purposes) were allocated the remaining 3.57% of equity.

Pursuant to the Subsidiary Contribution Agreement, a copy of which has been filed as Exhibit 10.1 to this Form 8-K, Blue Earth transferred to EnSite all of the issued and outstanding membership interests of EPS and all of the issued and outstanding capital stock of PPS.  As consideration for the contribution of the EPS assets, EnSite allocated 8,644,716 shares of its common stock, and for the contribution of the PPS assets, EnSite allocated 3,746,686 shares of its common stock based on their cost basis reflected on Blue Earth’s consolidated balance sheet as of June 30, 2015.  When combined with the issuance of shares under the PowerGenix Contribution Agreement described below the shares totalled the above referenced 20,250,000 shares of EnSite common stock issued to Blue Earth.

Pursuant to the PowerGenix Contribution Agreement, a copy of which has been filed as Exhibit 10.2 to this Form 8-K, Blue Earth transferred to EnSite:  (a) 17,341,176 shares of Series C Preferred Stock (approximately 24.4% of the capital stock of PowerGenix) and its rights under a Voting Agreement, which provides for one seat on the PowerGenix Board of Directors and one additional observer for Board meetings; (b) the exclusive right to use PowerGenix Intellectual Property to develop smart batteries (a combination of Blue Earth’s proprietary intellectual property and the PowerGenix Intellectual Property) for a number of market verticals (the “Products”) which shall be owned and marketed by Blue Earth.  As consideration for the contribution of the PowerGenix assets, EnSite allocated 7,858,598 shares of its common stock based on their cost basis reflected on Blue Earth’s consolidated balance sheet as of June 30, 2015.

Item 8.01  Other Events

As previously disclosed, Blue Earth, Inc. filed a demand for arbitration with the American Arbitration Association and National Energy Partners LLC (“NEP”) and its subsidiary, Hawaii Solar LLC (“HS”) counterclaimed.  The Company subsequently initiated two actions in the First Circuit Court of the State of Hawaii, the first titled Xnergy and Blue Earth, Inc. vs. Hawaii Solar, LLC, National Energy Partners, LLC, et al., Civil No. M-1-1694-08 (JHC) (the “Xnergy Action”) and the second titled Blue Earth Solar, Inc. vs. State of Hawaii, Department of Education, et al.  The parties agreed to attempt to resolve their dispute through arbitration administered by Dispute Prevention and Resolution (“DPR Arbitration”).

On August 30, 2015, the parties to the above Xnergy Action, DOE Action and DPR Arbitration entered into a Settlement Agreement and Release and a Lock-Up/Leak-Out Agreement conditioned upon subsequent Board of Directors approval by the Company which was obtained on September 3, 2015, copies of which have been filed as Exhibits 10.3 and 10.4, respectively, to this Form 8-K.  The Settlement Agreement provides for the Company to:  (A) pay $500,000 to HS (a portion of which will be paid by the Company’s insurance carrier), and (B) issue shares valued at $325,000 at a valuation date no later than September 10, 2015 and at a price no greater than $0.81 per share and no less than $0.77 per share to be registered with the SEC within sixty (60) days of the issuance of the shares. Pursuant to the terms and conditions of the Lock-Up/Leak-Out Agreement, all shares will be restricted for six (6) months, unless registered sooner and upon registration or expiration of the six-month period, seller may sell up to 10,000 shares per day and 50,000 shares per week on a non-cumulative basis.  The parties exchanged mutual releases and will dismiss all claims upon payment to HS.

Item 9.01  Exhibits

(d)  Exhibits.  The following exhibits are filed with the current report on Form 8-K.

Exhibit No.	Description

10.1	Subsidiary Contribution Agreement dated as of August 31, 2015, by and between Blue Earth, Inc. and EnSite Power, Inc.
10.2	PowerGenix Contribution Agreement dated as of August 31, 2015, by and between Blue Earth, Inc. and EnSite Power, Inc.
10.3

Settlement Agreement and Release dated August 30, 2015 by and among Blue Earth Solar, Inc. (f/k/a Xnergy); Blue Earth, Inc. and Hawaii Solar, LLC (a/k/a Hawaii Solar DBA NEP, LLC a/k/a NEP Solar and National Energy Partners, LLC.

10.4	Lock-Up/Leak-Out Agreement dated as of August 30, 2015, by and between DOE Hawaii Solar 2014 Limited Liability Company and Blue Earth, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2015	Blue Earth, Inc.

By: /s/ Robert Powell
Name: Robert Powell
Title: Chief Executive Officer

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